Exhibit 99.2

October 11, 2016

Liberty Broadband Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) will webcast its annual Investor Meeting on Thursday, November 10, 2016, which will occur immediately following the annual Investor Meeting of Liberty Interactive Corporation (“Liberty Interactive”). Presentations at Liberty Interactive’s annual Investor Meeting will begin at approximately 12:15pm E.S.T and Liberty Broadband’s annual Investor Meeting is estimated to begin at approximately 1:50pm E.S.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY. If you are interested in attending, please register at https://reg.libertyexperience.com/.

The annual Investor Meetings will be broadcast live via the Internet. All interested persons should visit the Liberty Broadband website at http://ir.libertybroadband.com/events-presentations to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the afternoon at the annual Investor Meetings of Liberty Interactive and Liberty Broadband include:

•	Liberty Interactive
o	QVC
o	zulily
o	Liberty Expedia Holdings, Inc.
o	Bodybuilding.com
•	Liberty Broadband
o	Charter Communications, Inc.

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary TruePosition.

Courtnee Chun, 720-875-5420